Teleflex Incorporated
Pro forma Segment Results of Operations	2004 - (Unaudited)					2005 - (Unaudited)
To Reflect Discontinued Operations					Full
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	YTD
Revenues
Commercial	$313,347	$322,568	$267,620	$297,313	$1,200,848	$303,808	$314,706	$270,173	$888,687
Medical	148,190	155,974	202,461	229,727	736,352	209,901	217,956	196,553	624,410
Aerospace	115,742	113,697	105,858	117,914	453,211	109,891	124,347	120,664	354,902

	$577,279	$592,239	$575,939	$644,954	$2,390,411	$623,600	$657,009	$587,390	$1,867,999

Operating profit (*)
Commercial	$31,716	$36,201	$16,542	$21,206	$105,665	$24,817	$25,361	$9,199	$59,377
Medical	22,833	26,454	30,377	37,000	116,664	32,872	43,068	38,938	114,878
Aerospace	1,447	(5,515)	2,512	(8,963)	(10,519)	1,963	6,570	11,521	20,054

	55,996	57,140	49,431	49,243	211,810	59,652	74,999	59,658	194,309

Corporate expenses	6,561	6,527	7,585	11,215	31,888	6,955	6,165	3,579	16,699
Minority interest in consolidated subsidiaries	(4,112)	(4,764)	(4,457)	(5,886)	(19,219)	(4,698)	(5,181)	(5,318)	(15,197)
(Gain) loss on sales of businesses and assets	—	(5,083)	563	1,787	(2,733)	—	—	(5,569)	(5,569)
Restructuring costs	—	—	—	67,618	67,618	7,294	6,653	5,776	19,723

Income (loss) from continuing operations before interest, taxes and minority interest	53,547	60,460	45,740	(25,491)	134,256	50,101	67,362	61,190	178,653
Interest expense, net	6,775	6,145	12,590	11,608	37,118	11,088	10,565	9,798	31,451

Income (loss) from continuing operations before taxes and minority interest	46,772	54,315	33,150	(37,099)	97,138	39,013	56,797	51,392	147,202
Taxes (benefit) on income (loss) from continuing operations	11,105	13,464	5,209	(16,983)	12,795	9,450	13,478	10,360	33,288

Income (loss) from continuing operations before minority interest	35,667	40,851	27,941	(20,116)	84,343	29,563	43,319	41,032	113,914
Minority interest in consolidated subsidiaries	4,112	4,764	4,457	5,886	19,219	4,698	5,181	5,318	15,197

Income (loss) from continuing operations	31,555	36,087	23,484	(26,002)	65,124	24,865	38,138	35,714	98,717
Operating income (loss) from discontinued operations	(1,727)	(2,100)	(7,551)	(56,884)	(68,262)	21,368	(13,424)	(4,299)	3,645
Taxes (benefit) from discontinued operations	356	(178)	(1,560)	(11,273)	(12,655)	7,507	(4,259)	(2,185)	1,063

Net income (loss)	$29,472	$34,165	$17,493	$(71,613)	$9,517	$38,726	$28,973	$33,600	$101,299

Earnings (losses) per share:
Basic:
Income (loss) from continuing operations	0.79	0.90	0.58	(0.64)	1.62	0.61	0.94	0.88	2.43
Income (loss) from discontinued operations	(0.05)	(0.05)	(0.15)	(1.13)	(1.38)	0.34	(0.23)	(0.05)	0.06

Net income (loss)	0.74	0.85	0.43	(1.77)	0.24	0.96	0.71	0.83	2.50

Diluted:
Income (loss) from continuing operations	0.78	0.89	0.58	(0.64)	1.61	0.61	0.93	0.87	2.41
Income (loss) from discontinued operations	(0.05)	(0.05)	(0.15)	(1.12)	(1.37)	0.34	(0.22)	(0.05)	0.06

Net income (loss)	0.73	0.84	0.43	(1.77)	0.24	0.95	0.71	0.82	2.47

Average number of common and common equivalent shares outstanding:
Basic	39,990	40,195	40,273	40,361	40,205	40,453	40,635	40,569	40,552
Diluted	40,457	40,538	40,414	40,571	40,495	40,699	41,031	41,185	40,972

(*) Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other products costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, (gain) loss on sales of businesses and assets, restructuring costs, interest expense and taxes are excluded from this measure.
These discontinued operations have not historically been separately identified, consolidated and audited as presented in this schedule.
Certain financial information is presented on a rounded basis, which may cause minor differences.